Exhibit 10.74

December 18, 2018

Neel Broker
Singapore

Dear Neel,

This letter is an addendum to your Amended and Restated International Letter of Assignment dated July 12, 2017 (the “Amended and Restated LoA”). Any capitalized term used in this addendum and not otherwise defined in this addendum shall have the meaning given to such term in the Amended and Restated LoA.

Notwithstanding anything to the contrary set forth in the Amended and Restated LoA, if either (a) no new position with Laureate or one of its subsidiaries has been identified for you, or (b) you are offered and do not accept a new position that has been offered to you with Laureate or one of its subsidiaries, in each case by June 30, 2019, your current position will be eliminated as of June 30, 2019 (the “Termination/Separation Event”). Upon the Termination/Separation Event, and subject to the satisfaction of the Eligibility Criteria (hereinafter defined), Laureate will pay (or cause to be paid) to you an amount equal to (i) one year’s base salary at the base salary at the time of position elimination, plus (ii) one year’s bonus payable at the target level at the time of termination (the “Termination Event Severance”). You will also be eligible for payment of your annual bonus, at target, adjusted by the LLT organizational multiplier and your individual multiplier, for the calendar year 2019, which amount shall be prorated and based on continued effective leadership of your organization through June 30, 2019. You will be eligible for a normal salary review in March, 2019. The 2019 annual bonus will be paid once approved by Laureate’s compensation committee, tentatively in March 2020.

Assuming the Eligibility Criteria are satisfied, and you have executed a Release, the Termination/Separation Event Severance will be paid in one lump sum, subject to any required foreign or domestic withholding and payroll deductions and taxes, during the first pay period following June 30, 2019. All payments will be tax equalized per your expatriate assignment conditions and you will continue to receive tax assistance from KPMG for your FY 2019 tax filings.

Nothing stated in this addendum shall amend your eligibility to receive bonus for the 2018 year, which shall continue to be at the target rates, and based on performance criteria, as stated in the Amended and Restated LoA.

In order to be eligible to receive the Termination Event Severance, all of the following eligibility criteria must be satisfied:

•                  You have not given notice of your intent to resign from employment on or before June 30, 2019.

•                  Laureate has not terminated you “for cause” as defined in the Amended and Restated LoA prior to June 30, 2019.

•             You sign and return this addendum no later than December 19, 2018.

Please note that your employment remains at will, meaning either you or Laureate have the right to terminate your employment without prior notice at any time and for any reason.

Except as expressly stated in this addendum, all other terms and conditions of the Amended and Restated LoA remain in full force and effect. Please note with regard to the Termination and Repatriation portion on Page 5 of the Restated LoA, you will have the opportunity to exercise your ability to repatriate to the United States and should be initiated no later than December 31, 2019. Additionally, you will receive a net lump sum equal to $130,000 USD as an offset to certain expat benefits following your termination through the end of 2019. No expat benefits will be provided following your termination date.

Please sign in the space provided below to acknowledge your agreement and acceptance of terms outlined in this addendum.

We appreciate all that you have done to contribute to our organization’s success and will contribute to the major undertaking that lies before us. If you have any questions or concerns, please feel free to reach out to me at 443-627-7090.

Regards,

/s/ Timothy Grace
Timothy Grace
Chief Human Resources Officer

Accepted:	/s/ Neel Broker	Date:	Dec 18, 2018
Neel Broker